Exhibit 10(a)

Form of Cash Award Agreement for Grants on or after February 26, 2019

Brackets identify provision that may vary depending on the particular grant, grant recipient and/or other relevant factor.

WELLS FARGO & COMPANY
EXECUTIVE CASH AWARD

1.
Award. Wells Fargo & Company (the “Company”) has awarded you a cash award in the aggregate amount of $[award amount] (“the Award”). The Award is payable in cash contingent upon vesting and subject to the other terms and conditions set forth in this Award Agreement. Certain terms used and not defined herein have the meanings set forth on Exhibit A.

2.
Time-Based Vesting Conditions. Except as otherwise provided in this Award Agreement, and subject to the other conditions in this Award Agreement, including but not limited to the performance-based vesting conditions in paragraph 3 below, the Award will vest in [number of installments] installments, as follows:

[installment dates]

3.	Performance-Based Vesting Conditions. The Award is fully conditioned on and subject to the following performance-based conditions to vesting:

(a)
The Award is conditioned on and subject to performance adjustments, which include the right of the Human Resources Committee (the “Committee”) of the Board of Directors of the Company to cancel all or any unvested portion of this Award, if the Committee determines in its sole discretion that:

▪
You engaged in misconduct which has or might reasonably be expected to have reputational or other harm to the Company or any conduct that constitutes or could have constituted grounds for termination for Cause;

▪	You engaged in misconduct or committed a material error that causes or might reasonably be expected to cause significant financial or reputational harm to the Company or your business group;

▪	The Award was based on materially inaccurate performance metrics, whether or not you were responsible for the inaccuracy;

▪
You improperly or with gross negligence, including in a supervisory capacity, failed to identify, escalate, monitor, or manage, in a timely manner and as reasonably expected, risks material to the Company or your business group; or

▪	The Company or your business group suffered a material downturn in its financial performance or suffered a material failure of risk management.

(a)
The Committee may consider any factors it determines necessary or appropriate for purposes of making a determination whether forfeiture of all or any unvested portion of the Award based on these performance-based vesting conditions is appropriate and the amount of the adjustment based on the particular facts and circumstances. All determinations by the Committee or its delegate(s) will be final and binding.

4.
Treatment of Award Upon Death or Other Termination of Employment. In the event of your death, then any unvested portion of the Award will become earned and payable upon your death as set forth in paragraph (a) below. If your employment with the Company or an Affiliated Company terminates prior to any applicable vesting date for your Award, then any unvested portion of the Award will become earned and payable or be cancelled depending on the reason for termination as set forth in paragraph (b), (c), (d) or (e) below.

(a)
In the event of your death before payment of the entire Award, your beneficiary shall be paid the remaining balance of the Award as soon as administratively practicable, but no later than sixty (60) days, following the date of your death. Your beneficiary for purposes of this Award Agreement shall be your surviving spouse or domestic partner (if such individual is recognized as your domestic partner for purposes of the Company's employee benefit plans). If you have no surviving spouse or domestic partner, your beneficiary shall be your estate.

(b)
If you incur a termination of employment due to Disability before payment of the entire Award, the remaining balance of the Award shall be paid to you as soon as administratively practicable, but no later than sixty (60) days, following the date of your Disability.

(c)
If the Affiliated Company that employs you incurs a Change in Control and you do not continue employment with the Company or another Affiliated Company immediately after the Change in Control, then any unvested portion of your Award will continue to vest and be paid upon the original vesting schedule above, subject to the performance-based vesting conditions in paragraph 3 above; provided, however, if you die following your termination of employment as described in this paragraph (c), then any unvested portion of your Award will vest immediately upon your date of death and be payable as provided in paragraph (a) above. For purposes of this Award, “Change in Control” means a change in the ownership or effective control of the Company or the Affiliated Company that employs you, or in the ownership of a substantial portion of the assets of the Company or the Affiliated Company that employs you, within the meaning of Treas. Reg. section 1.409A-3(i)(5) as determined by the Company.

(d)
In the event of your Involuntary Termination by the Company or an Affiliated Company, then any unvested portion of your Award will continue to vest and be paid on the original vesting schedule, subject to performance-based vesting conditions in paragraph 3 above; provided, however, if you die following your Involuntary Termination as described in this paragraph (d), then any unvested portion of your Award will vest immediately upon your date of death and be payable as provided in paragraph (a) above.

(e)	In the event of your termination of employment for any reason other than as described in paragraph 4(a), (b), (c) or (d) above, you agree that any unvested portion of the Award will be forfeited.

5.
Tax Withholding. The Company (or your employer, if different) will withhold from any amount(s) paid in respect of your Award an amount necessary to satisfy any and all applicable federal, state, local and foreign tax withholding obligations and employment-related tax requirements (“Tax-Related Items”). In addition, the Company (or your employer) may withhold from your compensation any and all applicable Tax-Related Items in the event all or a portion of the Award is treated as taxable prior to or other than on the vesting dates set forth in paragraph 2 above. Anything to the contrary in this paragraph 5 notwithstanding, the Company (or the employer’s) right to withhold any amounts payable pursuant to this Award to cover Tax-Related Items for any portion of the Award that is considered deferred compensation subject to Section 409A shall be limited to the minimum amount permitted to avoid a prohibited acceleration under Section 409A.

6.
Nontransferable. Unless the Committee provides otherwise, (i) no rights under this Award will be assignable or transferable, and neither you nor your beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under this Award, and (ii) the rights and the benefits of this Award may be exercised and received during your lifetime only by you or your legal representative.

7.
Other Restrictions. The Committee may, in its sole discretion and without your consent, reduce, delay vesting, modify, revoke, cancel, impose additional conditions and restrictions on or recover all or a portion of this Award if the Committee deems it necessary or advisable to comply with applicable laws, rules and regulations, including compliance with the requirements of 12 C.F.R. Part 359 and orders issued under 12 U.S.C. § 1818(b) (together with any agreements related thereto, “orders”). For the avoidance of doubt, regulatory approval under Part 359 or any orders to which the Company is a party may be required for the payment of all or any portion of the Award hereunder in certain circumstances, and the Company cannot provide any assurance that it will be able to request such approval in accordance with the requirements of Part 359 or the applicable order or that any requested approval will be received. This Award is subject to any applicable recoupment or “clawback” policies of the Company, as amended from time to time, and any applicable recoupment or clawback requirements imposed under laws, rules and regulations.

8.
No Employment Agreement. Neither the grant of this Award nor the delivery to you of this Award Agreement or any other document relating to the Award will confer on you the right to continued employment with the Company or any Affiliated Company. You understand that your employment with the Company or any Affiliated Company is “at will” and nothing in this document changes, alters or modifies your “at will” status or your obligation to comply with all policies, procedures and rules of the Company, as they may be adopted or amended from time to time.

9.
Section 409A. This Award is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations or other binding guidance thereunder (“Section 409A”). Accordingly, all provisions included in this Award will be interpreted and administered in accordance with that intent. If any provision of this Award Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict; provided, however, that the Company makes no representation that the Award is exempt from or complies with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award. The Company will have no liability to you or to any other party if the Award or payment of the Award that is intended to be compliant with Section 409A, is not so compliant or for any action taken by the Committee with respect thereto.

10.
Six-month Delay. Notwithstanding any provision of this Award Agreement to the contrary, if, upon your Separation from Service for any reason, the Company determines that you are a “Specified Employee” as defined in Section 409A and in accordance with guidelines established from time to time by the Company, your Award, if subject to payment upon your Separation from Service and if required pursuant to Section 409A, will not be paid before the date that is the first business day following the six-month anniversary of such Separation from Service, or, if earlier, upon your death.

11.
Severability and Judicial Modification. If any provision of this Award Agreement is held to be invalid or unenforceable under pertinent state law or otherwise or the Company elects not to enforce such restriction, including but not limited to paragraph 3, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law.  If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Agreement and all other provisions shall remain valid and enforceable.

12.	Additional Provisions. Interpretations of this Award Agreement by the Committee or its delegate(s) are binding on you and the Company.

13.
Applicable Law. This Award Agreement and the Award evidenced hereby will be governed by, and construed in accordance with the laws of the State of North Carolina without resort to its conflict-of-law provisions.

14.
Acceptance of Agreement. The Company offers this Award Agreement to you in recognition of your importance to the Company and the role you play. You acknowledge your acceptance of this offer by signing and dating on the lines below, within seven (7) days of the date of receipt of this Award Agreement. You must return the signed agreement in a confidential envelope to:

[contact information]
ACCEPTANCE

By: _______________________________________
[name]

Date: _____________________________________

Exhibit A
Certain Definitions
“Affiliated Company” shall mean any entity other than the Company that is part of a “single employer” within the meaning of subsection (b) or (c) of Section 414 of the Internal Revenue Code of 1986, as amended; subject, however, to such aggregation rules as may be provided in applicable guidance under Section 409A.
“Cause” shall mean (1) the continued failure by you to substantially perform your duties; (2) your conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes you ineligible for coverage under the Company's fidelity bond or otherwise makes you ineligible for continued employment; or (3) your violation of the Company’s policies, including but not limited to Wells Fargo’s Code of Ethics and Business Conduct (or the Code applicable to your line of business), Anti-Bribery and Corruption Policy, Information Security Policies, and Risk Management Accountability Policy. For the avoidance of doubt, an event or conduct constituting Cause could take place before or after your termination of employment.
“Disability” shall mean that you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
"Involuntary Termination" shall mean the involuntary termination of your status as an employee of the Company or another Affiliated Company provided that such termination is a Separation from Service as a result of one of the following:
(i) application of the Company's Extended Absence Policy to you following 24 consecutive months of a leave of absence approved by the Company, for the period that the individual remains an Employee, with or without compensation (“Leave”);

(ii) your displacement and receipt of an immediate lump sum severance benefit, placement on a Salary Continuation Leave of Absence or placement on another leave of absence associated with your displacement which will result in your receipt of a severance benefit in connection with that leave; or

(iii) the Company or an Affiliated Company entering into a corporate transaction with another company (the "buyer") (including a transaction where the buyer acquires all or any portion of the assets, stock or operations of the Company or Affiliated Company) and pursuant to the terms of the transaction you continue in employment with the buyer after completion of the corporate transaction.
A “Separation from Service” occurs upon your death, retirement or other termination of employment or other event that qualifies as a “separation from service” under Internal Revenue Code Section 409A and the applicable regulations thereunder as in effect from time to time. The Company shall determine in each case when a Separation from Service has occurred, which determination shall be made in a manner consistent with Treasury Regulation Section 1.409A-1(h). The Company shall determine that a Separation from Service has occurred as of a certain date when the facts and circumstances indicate that the Company (or an Affiliate, if applicable) and you reasonably anticipate that, after that date, you will render no further services, or your level of bona fide services (either as an employee or independent contractor) will permanently decrease to a level that is 20% or less than the average level of your bona fide services (either as an employee or independent contractor) previously in effect for you over the immediately preceding 36-month period (or your entire period of service, if you have been providing services for less than 36 months).
The following presumptions shall also apply to all such determinations:
(1) Transfers. A Separation from Service has not occurred upon your transfer of employment from the Company to an Affiliated Company or vice versa, or from an Affiliated Company to another Affiliated Company.
(2) Medical leave of absence. Where you have a medical leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and you have not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the earlier of: (A) the first day on which you would not be considered “disabled” under any disability policy of the Company or Affiliated Company under which you are then receiving a benefit; or (B) the first day on which your medical leave of absence period exceeds 29 months.
(3) Military leave of absence. Where you have a military leave of absence, and you have not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the day next following the last day on which you are entitled to reemployment rights under USERRA.
(4) Salary continuation leave. A Separation from Service has occurred on the first day of your salary continuation leave taken under the Company’s Salary Continuation Pay Plan.
(5) Other leaves of absence. In the event that you are on a bona fide leave of absence, not otherwise described in this definition, from which you have not returned to employment with the Company or an Affiliate, your Separation from Service has occurred on the first day on which your leave of absence period exceeds six months or, if earlier, upon your termination of employment (provided that such termination of employment constitutes a Separation from Service in accordance with the last sentence of the first paragraph of this definition).
(6) Asset purchase transaction. If, in connection with the sale or other disposition of substantial assets (such as a division or substantially all assets of a trade or business) of the Company or an Affiliated Company to an unrelated buyer, you become an employee of the buyer or an affiliate of the buyer upon the closing of or in connection with such transaction, a Separation from Service has not occurred if the Company and the buyer have specified that such transaction will not, with respect to any individual affected by such transaction who becomes an employee of the buyer or an affiliate, be considered a “separation from service” under Treasury Regulation Section 1.409A-1(h), and such specification meets the requirements of Treasury Regulation Section 1.409A-1(h)(4).

Form of Restricted Share Rights Award Agreement for Grants on or after April 7, 2019
Brackets identify provisions that may vary depending on the particular grant, grant recipient and/or other relevant factor.

WELLS FARGO & COMPANY
LONG-TERM INCENTIVE COMPENSATION PLAN
RESTRICTED SHARE RIGHTS AWARD AGREEMENT

Grant Date: [applicable date]

15.
Award. To encourage your continued employment with the Company or any Affiliate and to motivate you to help the Company increase stockholder value over the long term, Wells Fargo & Company (the “Company”) has awarded you the number of Restricted Share Rights as set forth on the acknowledgement screen for your grant on this website (the “Award”). Each Restricted Share Right entitles you to receive one share of Wells Fargo & Company common stock ("Common Stock") contingent upon vesting and subject to the other terms and conditions set forth in the Company’s Long‑Term Incentive Compensation Plan, as may be amended from time to time (the “Plan”) and this Award Agreement.

16.
Vesting. Except as otherwise provided in this Award Agreement, and subject to the Company’s right to recoup or forfeit all or any portion of this Award and other conditions as provided in this Award Agreement[, including but not limited to the performance conditions in [applicable paragraphs] below], the Restricted Share Rights will vest and be settled according to the following schedule:

[Vesting Schedule]
Shares of Common Stock in settlement of the Restricted Share Rights will be issued to you or, in case of your death, your Beneficiary determined in accordance with the Plan. Although you may receive dividend equivalents as provided below, you will have no rights as a stockholder of the Company with respect to your Restricted Share Rights until settlement. Upon vesting, each Restricted Share Right will be settled and distributed as one share of Common Stock except as otherwise provided in the Plan or this Award Agreement.

17.	Termination.

(a)
If you cease to be an Employee due to your death, any then unvested Restricted Share Right awarded hereby (including any Restricted Share Right granted with respect to dividend equivalents as provided below) will immediately vest upon your date of death and will be settled and distributed to your Beneficiary in shares of Common Stock between January 2 and March 1 of the year following the year in which you die. Notwithstanding the foregoing, if by the last date set forth herein your Beneficiary has not presented evidence deemed satisfactory by the Company to allow transfer of the shares of Common Stock to the Beneficiary under applicable laws, the Company may treat all unvested Restricted Share Rights as forfeited, in which case the Company shall have no obligation to issue shares of Common Stock or benefits in lieu of such shares to your Beneficiary and shall have no liability therefor.

(b)	If you incur an involuntary [Separation from Service][termination of employment] as a result of [one of] the [following:]

[(1)]	application of the Company’s Extended Absence Policy to you in connection with a Disability,

(2)
[your displacement and receipt of an immediate lump sum severance benefit, placement on a Salary Continuation Leave of Absence or placement on another leave of absence which will result in your receipt of a severance benefit in connection with that leave, or][the termination without Cause of your status as an employee by the Company or an Affiliate, or]

(3)
[the Company or an Affiliate entering into a corporate transaction with another company (the “buyer”) (including a transaction where the buyer acquires all or any portion of the assets, stock or operations of the Company or Affiliate) and pursuant to the terms of the transaction your continuing in employment with the buyer after completion of the corporate transaction,]

any then unvested Restricted Share Right awarded hereby (including any Restricted Share Right granted with respect to dividend equivalents as provided below) will [immediately vest ][vest on a pro rata basis for the number of whole months elapsed since the Grant Date in which you were continuously employed by the Company or an Affiliate, over the [vesting period] of the Award][alterative vesting approach], and will be settled and distributed to you in shares of Common Stock within 90 days from your [Separation from Service][termination of employment or, if earlier, by March 1 of the year following year in which the Restricted Share Rights vest][, subject to the performance conditions in [applicable paragraphs] below.
[The definitions of the terms [“Cause”][“Separation from Service” (which is determined by the Company in accordance with Section 409A (as defined in paragraph 11 below))] and “Disability” are set forth on Exhibit A to this Award Agreement, which definitions are incorporated by reference herein.] [For purposes of this Award, you will be considered to have a “Disability” if you are (1) receiving income replacement benefits for a period of not less than three months under the Company’s or an Affiliate’s long-term disability plan as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for continuous period of not less than 12 months; or (2) determined by the Social Security Administration to be eligible for social security disability benefits.]

(c)
[If you have a Separation from Service that is not addressed in paragraph 3(b) above for a reason other than Cause and you satisfy the definition of Retirement under the Plan on your Separation from Service date or you satisfy the definition of Retirement following your Separation from Service date at the end of an approved leave of absence not to exceed six months, any then unvested Restricted Share Right awarded hereby (including any Restricted Share Right granted with respect to dividend equivalents as provided below) will continue to vest and be settled upon the scheduled vesting date as set forth in paragraph 2 above[, subject to the conditions and restrictions in [applicable paragraphs] below]; provided, however, if you die following Retirement, subject to the limitations set forth in paragraph 3(a), any then unvested Restricted Share Right will vest immediately upon your date of death and will be settled and distributed to your Beneficiary in shares of Common Stock between January 2 and March 1 of the year following the year in which you die. The definition of the term “Cause” is set forth on Exhibit A to this Award Agreement, which definition is incorporated by reference herein.]

(d)
[If the Affiliate that employs you incurs a Change in Control and you continue employment with the buyer immediately after the Change in Control, any then unvested Restricted Share Right awarded hereby (including any Restricted Share Right granted with respect to dividend equivalents as provided below) will immediately vest and will be settled and distributed to you in shares of Common Stock within 90 days from the date the Change in Control occurred[or, if earlier, by March 1 of the year immediately following the year in which the Change in Control occurred][, subject to the conditions and restrictions in [applicable paragraphs] below]. Exhibit A to this Award Agreement sets forth the definition of the term “Change in Control,” which definition is incorporated in this Award Agreement by reference.]

[Alternative Vesting upon Separation from Service/Termination of Employment]

(a)
If you [incur a Separation from Service][terminate employment] other than for a reason described in [applicable paragraphs] above, any then unvested Restricted Share Right awarded hereby (including any Restricted Share Right granted with respect to dividend equivalents as provided below) will immediately terminate without notice to you and will be forfeited.

18.
Dividend Equivalents. During the period beginning on the Grant Date and ending on the date the applicable Restricted Share Rights vest and are distributed, or are forfeited, whichever occurs first, if the Company pays a dividend on the Common Stock, you will automatically receive, as of the payment date for such dividend, dividend equivalents in the form of additional Restricted Share Rights based on the amount or number of shares that would have been paid on the Restricted Share Rights had they been issued and outstanding shares of Common Stock as of the record date and, if a cash dividend, the closing price of the Common Stock on the New York Stock Exchange as of the dividend payment date. You will also automatically receive dividend equivalents with respect to such additional Restricted Share Rights, to be granted in the same manner. Restricted Share Rights granted with respect to dividend equivalents will be subject to the same vesting schedule and other terms and conditions as the underlying Restricted Share Rights, including the Company’s right of recoupment or forfeiture, and will be distributed in shares of Common Stock when, and if, the underlying Restricted Share Rights are settled and distributed.

19.
Tax Withholding. Regardless of any action the Company or an Affiliate which is your employer (the “Employer”) takes with respect to any or all income tax, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if technically due by the Company or the Employer (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or settlement of the Restricted Share Rights, the issuance of shares of Common Stock upon settlement of the Restricted Share Rights, the subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for such Tax-Related Items or to achieve any particular tax result. Further, if you are subject to tax on the Award in more than one jurisdiction at the time of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion and pursuant to such procedures as the Company may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from any wages or other cash compensation paid to you by the Company and/or the Employer; (2) withholding from proceeds of the sale of shares of Common Stock acquired upon vesting and settlement of the Restricted Share Rights either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (3) withholding in shares of Common Stock to be issued upon vesting and settlement of the Restricted Share Rights. Notwithstanding the foregoing, if you are subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company will withhold in shares of Common Stock upon the relevant tax withholding event[, except with respect to any Tax-Related Items required to be withheld prior to the vesting dates set forth in paragraph 2 which may be withheld from your wages or other cash compensation], unless such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case the Tax-Related Items withholding obligation may be satisfied by one or a combination of methods (1) and (2) above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. Anything to the contrary in this paragraph 5 notwithstanding, the Company or the Employer’s right to withhold any amounts payable pursuant to this Award to cover Tax-Related Items for any portion of the Award that is considered deferred compensation subject to Section 409A shall be limited to the minimum amount permitted to avoid a prohibited acceleration under Section 409A. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Share Rights, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

20.
Nontransferable. Unless the Committee provides otherwise, (i) no rights under this Award will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under this Award, and (ii) the rights and the benefits of this Award may be exercised and received during your lifetime only by you or your legal representative.

21.
Other Restrictions; Amendment. The issuance of Common Stock hereunder is subject to compliance by the Company and you with all legal requirements applicable thereto, including compliance with the requirements of 12 C.F.R. Part 359, orders issued under 12 U.S.C. § 1818(b) (together with any agreements related thereto, “orders”) and tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. For the avoidance of doubt, regulatory approval under Part 359 or any orders to which the Company is a party may be required for the issuance of Common Stock hereunder in certain circumstances, and the Company cannot provide any assurance that it will be able to request such approval in accordance with the requirements of Part 359 or the applicable order or that any requested approval will be received. Subject to paragraph[s] 11 [and 12] below, the Committee may, in its sole discretion and without your consent, reduce, delay vesting, modify, revoke, cancel, impose additional conditions and restrictions on or recover all or a portion of this Award if the Committee deems it necessary or advisable to comply with applicable laws, rules and regulations. This Award is subject to any applicable recoupment or “clawback” policies of the Company, as in effect from time to time, and any applicable recoupment or clawback requirements imposed under laws, rules and regulations.

22.
Performance Conditions. The Award is fully conditioned on and subject to performance adjustments, which include the right of the Committee to cause you to forfeit all or any unpaid portion of an Award, if the Committee determines in its sole discretion that:

▪	You engage in misconduct which has or might reasonably be expected to have reputational or other harm to the Company or any conduct that constitutes Cause;

▪	You engage in misconduct or commit a material error that causes or might reasonably be expected to cause significant financial or reputational harm to the Company or your business group;

▪	The Award was based on materially inaccurate performance metrics, whether or not you were responsible for the inaccuracy;

▪
You improperly or with gross negligence, including in a supervisory capacity, fail to identify, escalate, monitor, or manage, in a timely manner and as reasonably expected, risks material to the Company or your business group; or

▪	The Company or your business group suffers a material downturn in its financial performance or suffers a material failure of risk management.
[For purposes of this Award, "Cause" means (1) the continued failure by you to substantially perform your duties; (2) your conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes you ineligible for coverage under Wells Fargo's fidelity bond or otherwise makes you ineligible for continued employment; or (3) your violation of the Company's policies, including but not limited to Wells Fargo's Code of Ethics and Business Conduct (or the Code applicable to your line of business), Anti-Bribery and Corruption Policy, Information Security Policies, or Risk Management Accountability Policy. For the avoidance of doubt, an event or conduct constituting Cause could take place before or after your termination of employment.] The Committee may consider any factors it determines necessary or appropriate for purposes of making a determination whether a performance adjustment is appropriate and the amount of the adjustment based on the particular facts and circumstances. All determinations by the Committee will be final and binding.

23.
Restrictive Covenants. In consideration of the terms of this Award and your access to Confidential Information, you agree to the restrictive covenants and associated remedies as set forth below, which exist independently of and in addition to any obligation to which you are subject under the terms of the Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, Non-Solicitation, And Assignment Of Inventions (the “TSA”):

(a)
Trade Secrets and Confidential Information. During the course of your employment, you will acquire knowledge of the Company’s and/or any Affiliate’s (collectively “WFC”) Trade Secrets and other proprietary information relating to its business, business methods, personnel, and customers (collectively, “Confidential Information”). “Trade Secrets” means WFC’s confidential information, which has an economic value in being secret and which WFC has taken steps to keep secret and you understand and agree that Trade Secrets include, but are not limited to, confidentially maintained client and customer lists and information, and confidentially maintained prospective client and customer lists and information. You agree that Confidential Information of WFC is to be used solely and exclusively for the purpose of conducting business on behalf of WFC. You agree to keep such Confidential Information confidential and will not divulge, use or disclose this information except for that purpose. In addition, you agree that, both during and after your employment, you will not remove, share, disseminate or otherwise use WFC’s Trade Secrets to directly or indirectly solicit, participate in or promote the solicitation of any of WFC’s clients, customers, or prospective customers for the purpose of providing products or services that are in competition with WFC’s products or services. Notwithstanding the foregoing, nothing contained in this Award Agreement prohibits or restricts you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any self-regulatory organization or governmental authority charged with the enforcement of any laws.

(b)
Assignment of Inventions. You acknowledge and agree that all inventions and all worldwide intellectual property rights that you make, conceive or first reduce to practice (alone or in conjunction with others) during your employment with WFC are owned by WFC that (1) relate at the time of conception or reduction to practice of the invention to WFC’s business, or actual or demonstrably anticipated research or development of WFC whether or not you made, conceived or first reduced the inventions to practice during normal working hours; and (2) involve the use of any time, material, information, or facility of WFC.

(c)	Non-solicitation. If you are currently subject to a TSA, you shall continue to be bound by the terms of the TSA. If you are not currently subject to a TSA, you agree to the following:
For a period of one year immediately following termination of your employment for any reason, you will not do any of the following, either directly or indirectly or through associates, agents, or employees:

i.
solicit, recruit  or promote the solicitation or recruitment of any employee or consultant of WFC for the purpose of encouraging that employee or consultant to leave WFC’s employ or sever an agreement for services; or

ii.
to the fullest extent enforceable under the applicable state law, solicit, participate in or promote the solicitation of any of WFC’s clients, customers, or prospective customers with whom you had Material Contact and/or regarding whom you received Confidential Information, for the purpose of providing products or services that are in competition with WFC’s products or services. "Material Contact" means interaction between you and the customer, client or prospective customer within one (1) year prior to your last day as a team member which takes place to manage, service or further the business relationship.

The one-year limitation is not intended to limit WFC’s right to prevent misappropriation of its Confidential Information beyond the one-year period.

(d)
Violation of TSA or Restrictive Covenants. If you breach any of the terms of a TSA and/or the restrictive covenants above, all unvested Restricted Share Rights shall be immediately and irrevocably forfeited. For any Restricted Share Rights that vested within one (1) year prior to the termination of your employment with WFC or at any time after your termination, you shall be required to repay or otherwise reimburse WFC an amount having a value equal to the aggregate fair market value (determined as of the date of vesting) of such vested shares. This paragraph does not constitute the Company’s exclusive remedy for violation of your restrictive covenant obligations, and WFC may seek any additional legal or equitable remedy, including injunctive relief, for any such violation.

24.
No Employment Agreement. Neither the award to you of the Restricted Share Rights nor the delivery to you of this Award Agreement or any other document relating to the Restricted Share Rights will confer on you the right to continued employment with the Company or any Affiliate. You understand that your employment with the Company or any Affiliate is “at will” and nothing in this document changes, alters or modifies your “at will” status or your obligation to comply with all policies, procedures and rules of the Company, as they may be adopted or amended from time to time.

25.
Section 409A. This Award is intended to [comply with the requirements of][be exempt from] Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations or other binding guidance thereunder (“Section 409A”). Accordingly, all provisions included in this Award Agreement, or incorporated by reference, will be interpreted and administered in accordance with that intent. [Therefore, all Restricted Share Rights will be settled and distributed no later than March 1 of the year following the year when such Restricted Share Rights vest.] If any provision of the Plan or this Award Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict; provided, however, that the Company makes no representation that the Award is exempt from or complies with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award. The Company will have no liability to you or to any other party if the Award or payment of the Award that is intended to be [compliant with][exempt from] Section 409A is not so [compliant][exempt] or for any action taken by the Committee with respect thereto.

26.
[Six-month Delay. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, if, upon your Separation from Service for any reason, the Company determines that you are a “Specified Employee” for purposes of Section 409A and in accordance with the definition set forth on Exhibit A to this Award Agreement, which definition is incorporated by reference herein, your Restricted Share Rights, if subject to settlement upon your Separation from Service and if required pursuant to Section 409A, will not settle before the date that is the first business day following the six-month anniversary of such Separation from Service, or, if earlier, upon your death.]

27.
Stock Ownership Provision. In accordance with the terms of the Company’s stock ownership policy, as may be amended from time to time: (a) if you are an Executive Officer of the Company or a member of its Operating Committee, as a condition to receiving this Award, you agree to hold, while employed by the Company or any Affiliate and for a period of one year after your Retirement, a number of shares of Common Stock equal to at least 50% of the after-tax shares of Common Stock (assuming a 50% tax rate) acquired upon vesting and settlement of Company stock-based awards or pursuant to the exercise of Company stock options (if applicable), subject to a maximum holding requirement of shares with a value equal to ten (10) times your cash salary; and (b) if you are not an Executive Officer or member of the Operating Committee, you are expected to hold that number of shares while employed by the Company or any Affiliate.

28.
Severability and Judicial Modification. If any provision of this Award Agreement is held to be invalid or unenforceable under pertinent state law or otherwise or the Company elects not to enforce such restriction, including but not limited to paragraph 9(c)ii, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law.  If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from this Award Agreement and all other provisions shall remain valid and enforceable.

29.
Additional Provisions. This Award Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Award Agreement are used as defined in the Plan. If the Plan and this Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Award Agreement by the Committee are binding on you and the Company.

30.
Applicable Law. This Award Agreement and the award of Restricted Share Rights evidenced hereby will be governed by, and construed in accordance with the laws of the state of Delaware (without regard to its choice-of-law provisions), except to the extent Federal law would apply.

31.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in adverse accounting expense to the Company, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

32.
Electronic Delivery and Acceptance. The Company is electronically delivering documents related to current or future participation in the Plan and is requesting your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.

33.
Entire Agreement. The Plan is incorporated herein by reference.  The Plan and this Award Agreement [(including Exhibit A attached hereto)] constitute the entire agreement of the parties with respect to the Award and supersede in their entirety all prior proposals, undertakings and agreements, written or oral, and all other communications between you and the Company with respect to the Award.

[Insert requirement to acknowledge and accept grant terms]

[Exhibit A]
[Certain Definitions]
[Separation from Service
A Participant’s “Separation from Service” occurs upon his or her death, retirement or other termination of employment or other event that qualifies as a “separation from service” under Internal Revenue Code Section 409A and the applicable regulations thereunder as in effect from time to time. The Company shall determine in each case when a Participant’s Separation from Service has occurred, which determination shall be made in a manner consistent with Treasury Regulation Section 1.409A-1(h). The Company shall determine that a Separation from Service has occurred as of a certain date when the facts and circumstances indicate that the Company (or an Affiliate, if applicable) and the Participant reasonably anticipate that, after that date, the Participant will render no further services, or the Participant’s level of bona fide services (either as an employee or independent contractor) will permanently decrease to a level that is 20% or less than the average level of the Participant’s bona fide services (either as an employee or independent contractor) previously in effect for such Participant over the immediately preceding 36-month period (or the Participant’s entire period of service, if the Participant has been providing services for less than 36 months).
The following presumptions shall also apply to all such determinations:

(1)	Transfers. A Separation from Service has not occurred upon the Participant’s transfer of employment from the Company to an Affiliate or vice versa, or from an Affiliate to another Affiliate.

(2)
Medical leave of absence. Where the Participant has a medical leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and he or she has not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the earlier of: (A) the first day on which the Participant would not be considered “disabled” under any disability policy of the Company or Affiliate under which the Participant is then receiving a benefit; or (B) the first day on which the Participant’s medical leave of absence period exceeds 29 months.

(3)
Military leave of absence. Where the Participant has a military leave of absence, and he or she has not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the day next following the last day on which the Participant is entitled to reemployment rights under USERRA.

(4)	Salary continuation leave. A Separation from Service has occurred on the first day of the Participant’s salary continuation leave taken under the Company’s Salary Continuation Pay Plan.

(5)
Other leaves of absence. In the event that the Participant is on a bona fide leave of absence, not otherwise described in this definition, from which he or she has not returned to employment with the Company or an Affiliate, the Participant’s Separation from Service has occurred on the first day on which the Participant’s leave of absence period exceeds six months or, if earlier, upon the Participant’s termination of employment (provided that such termination of employment constitutes a Separation from Service in accordance with the last sentence of the first paragraph of this definition).

(6)
Asset purchase transaction. If, in connection with the sale or other disposition of substantial assets (such as a division or substantially all assets of a trade or business) of the Company or an Affiliate to an unrelated buyer, the Participant becomes an employee of the buyer or an affiliate of the buyer upon the closing of or in connection with such transaction, a Separation from Service has not occurred if the Company and the buyer have specified that such transaction will not, with respect to any individual affected by such transaction who becomes an employee of the buyer or an affiliate, be considered a “separation from service” under Treasury Regulation Section 1.409A-1(h), and such specification meets the requirements of Treasury Regulation Section 1.409A-1(h)(4).]

[Specified Employee
A “Specified Employee” means an individual who at any time during the applicable identification period is:

(1)
one of the top 50 most highly compensated officers in the Controlled Group with a title of Senior Vice President or above (where the “Controlled Group” includes the Company and its controlled group members); or

(2)	a member of the Wells Fargo Operating Committee or the Wells Fargo Management Committee Review Group; or

(3)	a "key employee" under Internal Revenue Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Internal Revenue Code Section 416(i)(5)).

For purposes of applying Internal Revenue Code Section 409A, the “identification period” is the 12-month period ending each December 31. Any person described in (1), (2) or (3) above during an identification period shall be treated as a Specified Employee for the entire 12-month period beginning on the following April 1.
Notwithstanding the above, in the event of a corporate transaction to which the Company or an Affiliate is a party, the Company may, in its discretion, establish a method for determining Specified Employees pursuant to Treasury Regulation Section 1.409A-1(i)(6).]
[Disability
You will be considered to have a “Disability” if you are (1) receiving income replacement benefits for a period of not less than three months under the Company’s or an Affiliate’s long-term disability plan as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) determined by the Social Security Administration to be eligible for social security disability benefits.]
[Cause
“Cause” means (1) the continued failure by you to substantially perform your duties; (2) your conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes you ineligible for coverage under the Company's fidelity bond or otherwise makes you ineligible for continued employment; or (3) your violation of the Company’s policies, including but not limited to Wells Fargo’s Code of Ethics and Business Conduct (or the Code applicable to your line of business), Anti-Bribery and Corruption Policy, Information Security Policies, and Risk Management Accountability Policy. For the avoidance of doubt, an event or conduct constituting Cause could take place before or after your termination of employment.]
[Change in Control
“Change in Control” means a change in the ownership or effective control of the Company or the Affiliate that employs you, or in the ownership of a substantial portion of the assets of the Company or the Affiliate that employs you within the meaning of Treas. Reg. section 1.409A-3(i)(5) as determined by the Company.]